ASPIRIANT TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 7th day of April between Aspiriant, LLC (the “Adviser”) and MacKay Shields LLC (the “Sub-Adviser”).

WHEREAS, Aspiriant Trust (the “Trust”), a Delaware statutory trust, is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Adviser has entered into an investment advisory agreement with the Trust (the “Advisory Agreement”) pursuant to which the Adviser acts as investment adviser to the series of the Trust; and

WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser to provide investment sub-advisory services in connection with the portfolio management of each series of the Trust listed on Schedule A (each a “Fund”), as such schedule may be amended from time to time, and the Sub-Adviser is willing to render such investment sub-advisory services;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Duties of the Sub-Adviser. Subject to supervision by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall manage that portion of the securities and other assets of a Fund entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets in accordance with the Fund’s investment objectives, policies, and restrictions as stated in the Fund’s then current prospectus and statement of additional information, as may be amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

(a)	The Sub-Adviser shall provide investment advisory services to a Fund and shall, in such capacity, determine from time to time what Assets will be purchased, retained, or sold by the Fund, and what portion of the Assets will be invested or held uninvested in cash, subject to the direction of the Adviser and the Board of Trustees of the Trust.

(b)	In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Declaration of Trust, the Prospectus, and the instructions and directions of the Adviser and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)	The Sub-Adviser shall determine the Assets to be purchased or sold by a Fund as provided in subparagraph (a) above and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Fund’s Prospectus or as the Board of Trustees or the Adviser may direct in writing from time to time, in conformity with all federal securities laws. In executing transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”)). Consistent with any guidelines established by the Trust and Section 28(e) of the 1934 Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Fund. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser, or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Fund’s Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, Adviser, the Sub-Adviser, or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.

(d)	The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(1), (b)(5), (b)(6), (b)(7), (b)(9), (b)(10), and (b)(11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser shall provide to the Adviser or the Board of Trustees such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request.

The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC. The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

(e)	The Sub-Adviser shall provide a Fund’s custodian on each business day with information relating to all transactions concerning the Fund’s Assets and shall provide the Adviser with such information upon request by the Adviser.

(f)	The investment sub-advisory services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others as long as such services do not impair the services rendered to the Adviser or the Trust.

(g)	The Sub-Adviser shall promptly notify the Adviser of (i) any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement; (ii) any anticipated change in control or management of the Sub-Adviser; (iii) any change in the Sub-Adviser’s personnel materially involved in the management of the Assets; (iv) any failure by the Sub-Adviser to remain registered as an investment adviser under the Investment Advisers Act of 1940 or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered; (v) the Sub-Adviser being served or receiving notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or government or regulatory agency in any way relating to a Fund or potentially affecting the Sub-Adviser’s services under this Agreement; and (vi) any violation by the Sub-Adviser of the federal securities laws.

(h)	The Sub-Adviser shall be responsible for reviewing proxy solicitation materials and voting and handling proxies in relation to the securities held as Assets in a Fund.

(i)	In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to a Fund or a sub-adviser to a fund that is under common control with the Fund concerning the Assets, except as permitted by the policies and procedures of the Fund. With respect to any Fund, the Sub-Adviser shall not provide investment advice with respect to any assets of such Fund other than the Assets.

(j)	Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser’s control affiliates, partners, officers or employees.

2.	Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to a Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust’s Declaration of Trust, the Prospectus, the instructions and directions of the Board of Trustees of the Trust, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

3.	Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies of each of the following documents:

(a)	the Trust’s Declaration of Trust as in effect on the date of this Agreement and as amended from time to time;

(b)	the Trust’s By-Laws as in effect on the date of this Agreement and as amended from time to time; and

(c)	the Fund’s Prospectus.

4.	Compensation to the Sub-Adviser. For the services provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee paid to the Sub-Adviser monthly in arrears at the annual rate set forth on Schedule A hereto, as such schedule may be amended from time to time, and calculated based on the average daily net asset value of the Assets under the Sub-Adviser’s management. If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated on the basis of the number of business days it is so in effect for that month. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee. The Sub-Adviser will be provided with a schedule displaying the manner in which the fee was computed. Payment shall be made in federal funds wired to a bank account designated by the Sub-Adviser and within thirty business days of the end of each calendar month, the Adviser shall transmit to the Sub-Adviser the fee for the previous month.

5.	Indemnification. The Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) (“Losses”) howsoever arising from or in connection with the performance of the Sub-Adviser’s obligations under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Paragraph 5 shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith, or negligence, or to the reckless disregard of its duties under this Agreement.

The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all Losses howsoever arising from or in connection with the performance of the Adviser’s obligations under this Agreement; provided, however, that the Adviser’s obligation under this Paragraph 5 shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, bad faith, or negligence, or to the reckless disregard of its duties under this Agreement.

The indemnification obligations set forth in this Paragraph 5 are in addition to any other rights that the indemnified party may otherwise have, shall not be deemed a waiver of any rights provided by law, and shall survive the termination or assignment of this Agreement and the termination, removal or resignation of Sub-Adviser.

6.	Duration and Termination. This Agreement shall continue in effect for a period of more than two years as to a Fund only so long as such continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to a Fund without payment of any penalty (a) by the Fund at any time by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time on 60 days written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time on 90 days written notice to the Adviser. This Agreement shall terminate automatically and immediately in the event of its assignment or in the event of a termination of the Advisory Agreement with the Trust. As used in this Paragraph 6, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

7.	Governing Law. This Agreement shall be governed by the internal laws of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

8.	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

9.	Notice. Any notice, advice, or report to be given pursuant to this Agreement shall be deemed sufficient if delivered electronically or mailed by registered, certified, or overnight mail, postage prepaid, and addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	Aspiriant, LLC 11100 Santa Monica Blvd Suite 600 Los Angeles, CA 90025 Attn: Chief Executive Officer and Chief Investment Officer

To the Sub-Adviser at:	MacKay Shields LLC 1345 Avenue of the Americas, 43rd Floor New York, NY 10105 Attn: _General Counsel

10.	Cooperation; Confidentiality. Each party to this Agreement agrees to cooperate with the other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC) in connection with any investigation or inquiry relating to this Agreement or the Trust. Subject to the foregoing, the Sub-Adviser shall treat as confidential all information pertaining to the Trust and actions of the Trust, the Adviser and the Sub-Adviser, and the Adviser shall treat as confidential and use only in connection with the Trust all information furnished to the Trust and/or Adviser by the Sub-Adviser, in connection with its duties under the Agreement; except that the aforesaid information need not be treated as confidential if required to be disclosed under applicable law, if generally available to the public through means other than by disclosure by the Sub-Adviser or the Adviser, or if available from a source other than the Adviser, Sub-Adviser or the Trust.

11.	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

12.	Amendment. This Agreement may not be amended or modified without the prior written consent of the parties.

13.	Miscellaneous.

(a)	Notice is hereby given that the obligations of this Agreement are not binding upon any of the Trustees, officers, or shareholders of a Fund or the Trust.

(b)	Where a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

(c)	In the event that this Agreement is made applicable to any additional funds by way of a schedule executed subsequent to the date first indicated above, provisions of such schedule shall be deemed to be incorporated into this Agreement as it relates to such fund so that, for example, the execution date for purposes of Paragraph 6 of this Agreement with respect to such fund shall be the execution date of the relevant schedule. In the event the terms of this Agreement are applicable to more than one fund, the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

ASPIRIANT, LLC

By:	/s/ John. D. Allen

Name:	John D. Allen

Title:	Chief Investment Officer

MACKAY SHIELDS LLC

By:	/s/ Young Lee

Name:	Young Lee

Title:	Senior Managing Director

SCHEDULE A

dated April 7, 2022

to the Investment Sub-Advisory Agreement

dated April 7, 2022 between

Aspiriant, LLC and MacKay Shields LLC

Fund	Sub-Advisory Fee
Aspiriant Risk-Managed Municipal Bond Fund